Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated October 25, 2017

Preliminary Prospectus Supplement dated October 30, 2018

Registration Statement File No. 333-221127

Stanley Black & Decker, Inc.

Offering of:

$500,000,000 4.250% Notes due 2028 (the “2028 Notes”)

$500,000,000 4.850% Notes due 2048 (the “2048 Notes”)

(the “Offering”)

Term Sheet

October 30, 2018

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated October 30, 2018 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated October 25, 2017, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-221127). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Stanley Black & Decker, Inc. (NYSE: SWK)

Trade Date:	October 30, 2018

Settlement Date (T+5):	November 6, 2018

Title of Security:	4.250% Notes due 2028 4.850% Notes due 2048

Principal Amount:	$500,000,000 for the 2028 Notes $500,000,000 for the 2048 Notes

Maturity Date:	November 15, 2028 for the 2028 Notes November 15, 2048 for the 2048 Notes

Coupon:	4.250% accruing from November 6, 2018 for the 2028 Notes 4.850% accruing from November 6, 2018 for the 2048 Notes

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2019 for the 2028 Notes May 15 and November 15, commencing May 15, 2019 for the 2048 Notes

Benchmark Treasury:	2.875% due August 15, 2028 for the 2028 Notes 3.125% due May 15, 2048 for the 2048 Notes

Benchmark Treasury Price / Yield:	98-01 / 3.109% for the 2028 Notes 95-21+ / 3.357% for the 2048 Notes

Spread:	T + 115 bps for the 2028 Notes T + 150 bps for the 2048 Notes

Yield to Maturity:	4.259% for the 2028 Notes 4.857% for the 2048 Notes

Price to Public:	99.926% for the 2028 Notes 99.888% for the 2048 Notes

Make-Whole Call:

For the 2028 Notes: Prior to August 15, 2028 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 20 basis points; par call at any time on or after August 15, 2028

For the 2048 Notes: Prior to May 15, 2048 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 25 basis points; par call at any time on or after May 15, 2048

CUSIP / ISIN:	854502AH4 / US854502AH46 for the 2028 Notes 854502AJ0 / US854502AJ02 for the 2048 Notes

Day Count Convention:	30/360

Payment Business Days:	New York

Expected Ratings*:	Moody’s: Baa1 (Stable) S&P: A (Stable) Fitch: A- (Stable)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	Deutsche Bank Securities Inc. RBC Capital Markets, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the 2028 Notes and the 2048 Notes (together, the “notes”) will be made against payment thereof on or about November 6, 2018, which will be the fifth business day following the date of the pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on the next two succeeding business days will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by emailing at Barclaysprospectus@broadridge.com, or by calling at (888) 603, 5847; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, or by calling at (212) 834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255, Attention: Prospectus Department, or by emailing dg.prospectus_requests@baml.com, or by calling at (800) 294-1322; and Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department or by calling at (866) 718-1649.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.